FIRST AMENDMENT TO THE
DISNEY SAVINGS AND INVESTMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2015
(WITH AMENDMENTS ADOPTED THROUGH DECEMBER 2015)

WHEREAS, The Walt Disney Company (the “Company”) maintains the Disney Savings and Investment Plan, as amended and restated effective January 1, 2015 (with amendments adopted through December 2015) (the “Plan”); and

WHEREAS, Article 12 of the Plan authorizes the Committee under the Plan to make certain Plan amendments; and

WHEREAS, the Committee desires to amend the Plan to provide for the automatic enrollment of newly-hired, rehired and transferred eligible employees;
NOW, THEREFORE, this First Amendment to the Plan is hereby adopted, effective as of January 1, 2017, as set forth below:

1.	Section 2.02 of the Plan is hereby amended in its entirety to read as follows:

2.02	Participation
Any individual who was a Participant in the Plan immediately preceding the Effective Date shall be considered a Participant on the Effective Date. Thereafter, an Eligible Employee shall become a Participant as of the first Enrollment Date after he:
(a)    authorizes his Tax-Deferred Contributions in accordance with Section 3.01 or Roth Contributions in accordance with Section 3.08;
(b)    names a Beneficiary; and
(c)    selects investment fund(s) pursuant to Article 6;
provided, however, that, except as provided in Section 2.03 or 2.05(b) for a person who is reemployed or transferred, an Eligible Employee who, under Section 3.01(b)(iv), is deemed to elect to have Tax-Deferred Contributions made on his behalf shall become a Participant on his Automatic Enrollment Date (as defined in Section 3.01(b)(iv)).
The Company may, in its sole and absolute discretion, waive any or all of the participation requirements set forth above for the Employees of any Employer.

2.	The following new paragraphs (iv) and (v) are hereby added at the end of Section 3.01(b) of the Plan:

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(iv)    Any Eligible Employee or former Eligible Employee who:
(A)     first becomes or again becomes an Eligible Employee on or after January 1, 2017, and
(B)    does not make an election after becoming or again becoming an Eligible Employee and before his Automatic Enrollment Date (defined below) either (I) to make Tax-Deferred Contributions (in any percentage) under this Section 3.01(b), (II) to make Roth Contributions (in any percentage) under Section 3.08(b), or (III) to make no Tax-Deferred Contributions under Section 3.01(c), shall be deemed to have entered into an agreement with his Employer to have Tax-Deferred Contributions in the amount of 4% of his future Compensation contributed to the Plan by his Employer on his behalf. Such deemed election shall be effective on and after the Eligible Employee’s Automatic Enrollment Date and shall remain in effect until and unless such election is suspended, cancelled or changed in accordance with another provision of the Plan. An Eligible Employee’s “Automatic Enrollment Date” shall be the first day of the first payroll period that begins at least 30 days after the date he becomes or again becomes an Eligible Employee.
(v)    Effective January 1, 2018, and each January 1st thereafter, an Eligible Employee whose Tax-Deferred Contributions are, as of that date, being made pursuant to a deemed election under paragraph (iv) above (including any prior increase under this paragraph) shall be deemed to have further elected to increase the percentage of his future Compensation to be contributed to the Plan as Tax-Deferred Contributions by 1%, provided that an Eligible Employee’s contribution percentage shall not be increased above 10% by reason of this paragraph.

3.	The first paragraph of Section 3.01(c) of the Plan is hereby amended in its entirety to read as follows:
Tax-Deferred Contribution elections are effective following the Participant’s Enrollment Date or as soon as administratively feasible thereafter or, if applicable, as of his Automatic

Enrollment Date for a deemed election under Section 3.01(b)(iv). An election or deemed election of Tax-Deferred Contributions shall remain in force until suspended, cancelled or changed in the form and manner specified by the Committee or in accordance with another provision of the Plan. A Participant may elect to cease contributions at any time. Elections to increase, decrease or cease Tax-Deferred Contributions are effective as soon as administratively possible following receipt by the Committee. A Participant may not change his election with respect to Tax-Deferred Contributions already made by payroll deduction. Notwithstanding the foregoing, if a Participant is reclassified or transferred to an employment category not included among Eligible Employees, deferrals shall cease as of the first payroll period in which the reclassification or transfer is effective.
IN WITNESS WHEREOF, the undersigned has caused this First Amendment to be executed this 19th day of December, 2016.

/s/ JEFFREY E. SHAPIRO
Jeffrey E. Shapiro

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